Exhibit 10.81

AMENDED AND RESTATED

NORTEL NETWORKS CORPORATION (THE “CORPORATION”)

DIRECTORS’ REMUNERATION

(Amended to reflect changes effective January 14, 2009)

All information contained in this summary has been previously disclosed or will be disclosed in public filings of the Corporation.

	US Dollars
CHAIRMAN OF THE BOARD FEE:	$75,000 per annum

COMMITTEE MEMBER RETAINERS:	$12,500 per annum	(1)
Audit Committee (1)
Nominating and Governance Committee
Compensation and Human Resources Committee (2)
Litigation Committee

COMMITTEE CHAIRMAN RETAINER	$15,000 per annum	(3)

Note:

1.	If on same Nortel Networks Limited (NNL) Committee, Committee member retainer is $6,250 per annum

2.	Joint committee of the Board of Directors of the Corporation and NNL

3.	If Chairman of same NNL Committee, Chairman retainer is $7,500 per annum

DIRECTORS’ DEFERRED SHARE COMPENSATION PLAN

The payment of fees may, at the election of the director, be deferred under the Nortel Networks Corporation Directors Deferred Share Compensation Plan (the “Plan”). Directors are entitled to elect to receive all or a portion of their fees in the form of share units under the Plan (entitling the Directors to receive an equal number of common shares of the Corporation), with the remainder of such Fees to be paid in cash. The share units will be settled subject to and in accordance with the Plan upon a Director’s retirement from the Board of Directors.

On January 14, 2009, the Canadian Court in the Companies’ Creditors Arrangement Act proceedings (the “CCAA Proceedings”) granted an order providing that the Corporation and NNL directors are entitled to receive remuneration in cash on a current basis at current compensation levels (less an overall $25,000 reduction) notwithstanding the terms of or elections made under the Plan or the equivalent NNL plan. The $25,000 reduction has been reflected in the NNL director annual cash board retainer.

Note:

1.	Directors’ fees are paid in quarterly installments at the end of each calendar quarter.

2.	Directors’ fees generally are not payable to Directors who are salaried employees of the Corporation, NNL or of any of its or their subsidiaries.

GROUP LIFE INSURANCE

For each non-employee director in office on or after April 1, 1984, excluding those who are or who have been employees of the Corporation or of any of its subsidiaries, the Corporation shall maintain group life insurance in the amount of CDN$100,000 during tenure of office as such, and in the amount of CDN$75,000 in the event of retirement from such office at an age not less than 65 years or when having served, for not less than 10 years, as a director of the Corporation or any of its subsidiaries. At the discretion of the Nominating and Governance Committee of the Board of Directors of the Corporation, the Corporation will no longer maintain the life insurance benefit for active directors effective upon the election of directors at the 2008 annual meeting of shareholders. The Corporation’s obligations with respect to group life insurance are currently being reviewed in the context of the CCAA Proceedings.